UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 22, 2005

Instinet Group Incorporated

(Exact Name of Registrant as Specified in Charter)

Delaware	000-32717	13-4134098
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Times Square, New York, New York	10036
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 212-310-9500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On April 22, 2005, Instinet Group Incorporated (“Instinet Group”) issued a press release announcing that it had entered into an agreement to merge with The Nasdaq Stock Market, Inc. (“NASDAQ”) under which NASDAQ will acquire all outstanding shares of Instinet Group for an aggregate purchase price of approximately $1.88 billion in cash, or $5.44 per share. The press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

On April 22, 2005, Instinet Group, Norway Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of NASDAQ (“Merger Sub”), and NASDAQ, a Delaware corporation, entered into an Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provides for Merger Sub to merge (the “Merger”) with and into Instinet Group. As a result of the Merger, Instinet Group would become a wholly owned subsidiary of NASDAQ. The subsidiaries encompassing Instinet Group’s institutional broker business will be acquired by Silver Lake Partners from NASDAQ immediately following the Merger. Certain members of Instinet Group’s management will participate in the Silver Lake transaction. Completion of the Merger and the subsequent Silver Lake transaction are subject to the completion of the sale of Lynch, Jones & Ryan, Inc. and customary closing conditions, including the approval of the Merger by Instinet Group’s shareholders, as well as regulatory approvals, including SEC approval and approval under the Hart-Scott Rodino Antitrust Improvements Act (“HSR”). Instinet Group intends to file a proxy statement of Instinet Group in connection with the proposed Merger. The foregoing description of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which is included as Exhibit 2.1 hereto and is incorporated by reference herein.

In connection with the execution of the Merger Agreement, Reuters C LLC, Reuters Group and Reuters Group Overseas Holdings (UK) Limited (collectively, the “Reuters Entities”) and NASDAQ entered into a Support Agreement, dated as of April 22, 2005 (the “Support Agreement”), pursuant to which, among other things, the Reuters Entities agreed to vote in favor of the Merger and agreed not to dispose of any of their Instinet Group stock prior to the consummation of the Merger. The Support Agreement will terminate upon the earliest of the (a) termination of the Merger Agreement, (b) effective time of the Merger and (c) effectiveness of an amendment to the Merger Agreement that is materially adverse to the Reuters Entities. A copy of the Support Agreement is included as Exhibit 10.1 hereto and is incorporated by reference herein.

In connection with the Merger Agreement, on April 22, 2005, Instinet Group entered into an Amendment No.2 to the Rights Agreement by and between Instinet Group and Mellon Investor Services LLC, dated May 15, 2001, as amended (the “Amendment”). The Amendment provides that neither the execution of the Merger Agreement nor the consummation of the Merger or other transactions contemplated by the Merger Agreement will entitle holders of the Rights to exercise the Rights. In addition, the Rights Agreement has been amended to provide that the

Rights Agreement will terminate as of the Effective Time of the Merger (as defined in the Merger Agreement). A copy of the Amendment is included as Exhibit 10.2 hereto and is incorporated by reference herein.

Separately, Instinet Group also announced that Instinet Group has entered into a Purchase and Sale Agreement on April 22, 2005 to sell Lynch, Jones & Ryan, Inc. to The Bank of New York for an estimated $174 million in cash, subject to an additional $5 million payment in an earnout based on a second quarter revenue target. The transaction is subject to customary conditions, including regulatory approval under the HSR Act and other customary approvals. The press release is attached hereto as Exhibit 99.1 and incorporated herein by reference. A copy of the Purchase and Sale Agreement is included.

ITEM 2.02.	RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

On April 22, 2005, Instinet issued a press release pre-announcing certain of its first quarter 2005 results. The press release is attached hereto as Exhibit 99.1.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(c) Exhibits

Number	Description

2.1	Agreement and Plan of Merger, dated as of April 22, 2005, among Instinet Group Incorporated, Norway Acquisition Corp. and The Nasdaq Stock Market, Inc.

2.2	Purchase and Sale Agreement, dated as of April 22, 2005, between Instinet Group Incorporated and The Bank of New York.

10.1	Support Agreement, dated as of April 22, 2005, among Reuters C LLC, Reuters Group PLC and Reuters Group Overseas Holdings (UK) Limited and The Nasdaq Stock Market, Inc.

10.2	Amendment No.2 to Rights Agreement, dated as of April 22, 2005, between Instinet Group Incorporated and Mellon Investor Services LLC.

99.1	Press Release of Instinet Group Incorporated issued April 22, 2005: Instinet Group to be acquired by NASDAQ; Silver Lake Partners to acquire Instinet, The Institutional Broker; The Bank of New York to acquire Lynch, Jones & Ryan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

INSTINET GROUP INCORPORATED Registrant

Date: April 25, 2005	By:	/s/ John F. Fay
John F. Fay
Chief Financial Officer

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

2.1	Agreement and Plan of Merger, dated as of April 22, 2005, among Instinet Group Incorporated, Norway Acquisition Corp. and The Nasdaq Stock Market, Inc.

2.2	Purchase and Sale Agreement, dated as of April 22, 2005, between Instinet Group Incorporated and The Bank of New York.

10.1	Support Agreement, dated as of April 22, 2005, among Reuters C LLC, Reuters Group PLC and Reuters Group Overseas Holdings (UK) Limited and The Nasdaq Stock Market, Inc.

10.2	Amendment No.2 to Rights Agreement, dated as of April 22, 2005, between Instinet Group Incorporated and Mellon Investor Services LLC.

99.1	Press Release of Instinet Group Incorporated issued April 22, 2005: Instinet Group to be acquired by NASDAQ; Silver Lake Partners to acquire Instinet, The Institutional Broker; The Bank of New York to acquire Lynch, Jones & Ryan.

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